EXHIBIT 99.1

Full Yick International Ltd

AJIA Innogroup Holdings, LTD.

Convertible Promissory Note

USD:       $300,000.00

Date:      July 28, 2018

FOR VALUE RECEIVED, the undersigned, AJIA Innogroup Holdings, LTD, a Nevada corporation (“Borrower”), hereby promises to pay Full Yick International Ltd (“Lender”), the principal sum of Three Hundred Thousand Dollars ($300,000.00) (“Principal Sum”), or such lesser amount as may then be outstanding, together with accrued but unpaid interest thereon unless converted to common stock according to Section 1 herein (“Note”), on the earlier of (i) July 31, 2019 or (ii) the Next Equity Financing (“Maturity Date”). Interest on the outstanding Principal Sum shall be at a rate of 5.0% per annum (“Interest”).

This Note being issued pursuant to, and subject to certain covenants and conditions contained in, a certain Convertible Note Purchase Agreement entered into between the partied dated herewith.

1.	CONVERSION

a.	Investment by Lender. The entire Principal Sum of and (at the Lenders option) accrued Interest on this Note shall be converted into shares of the common stock of the Borrower (“Shares”). The number of Shares to be issued upon such conversion shall be 93,750,000 common voting shares at $0.0032 per share.

OR

The entire Principal Sum of and (at the Lenders option) accrued Interest on this Note shall be paid in full from revenue funds or by retiring the loan with other investors funds (refinancing).

Repayment option will be determined by Lender only.

Next Equity Financing. For purposes of the Note, the term “Next Equity Financing” shall mean a sale of equity securities by the Borrower.

b.	Mechanics and Effect Conversion. Upon conversion of this Note, the Lender shall surrender this Note, duly endorsed, at the principal offices of the Borrower or any transfer agent of the Borrower. At this expense, the Borrower will, as soon as practicable thereafter, issue and deliver to such Lender, at such principal office, a certificate of certificates for the number of Shares to which such Lender is entitled upon such conversion. Upon conversion of this Note, the Borrower will be forever released from all of its obligations and liabilities under the Note with regard to the portion of the Principal Sum and accrued Interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest. Moreover, the Lender acknowledges and agrees that the securities underlying the Note, if converted, shall be subject to the applicable provisions of any shareholders agreement governing the Borrowers common stock and Lender agrees, as a condition to exercising any rights of conversion under the Note, to enter into any such shareholders agreement.

2.	Prepayment. Prepayment of this Note may be made at any time without penalty or premium.

3.	Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be, binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Lender may assign, pledge, or otherwise transfer this Note without the prior written consent of the Borrower.

4.	Payment. Unless converted pursuant to Section 1 above, payment of the Principal Sum and Interest on the Maturity Date shall be made by certified or bank cashier’s check payable to the Lender at the Lender’s principal address, or by bank wire transfer, in immediately available funds, to the account specified, in lawful money of the United States of America. If the Maturity Date occurs on a date that is not a Business Day then the Principal Sum or Interest then due shall be paid on the next succeeding Business Day. “Business Day” shall mean any day other than Saturday, Sunday or any day upon which banks authorize or required to the closed.

5.	Governing Law, This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the law of the State of Neveda, United States of America

6.	Attorney’s Fee, in the event of any legal action between the parties with respect of this Agreement or the subject matter hereof, the prevailing party shall be entitled to recover reasonable attorney’s fee in addition to court costs and litigation expenses incurred in said legal action, regardless of whether such legal action is prosecuted to judgement.

7.	Notices, Any notice, demand or other communication required or permitted under this Agreement shall be deemed given and delivered when in writing and (a) personally served upon the receiving party, or (b) upon hand delivery by telex (with correct answer back received), telecopy or facsimile at the address or number designated below (if delivery on a business day during normal business hours, where such notice is to be received), or (c) upon the third (3rd) calendar day after mailing to the receiving party by either United States registered or certified mail, postage prepaid, or (d) the next delivery day after mailing to the receiving party by FedEx or other comparable overnight delivery service, delivery charges prepaid, and addressed as below.

11.	Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or invalid, then this Agreement shall continue in full force and effect without said provision. If this Agreement continues in full force and effect as provided above, the parties shall replace the invalid provision with a valid provision which corresponds as far as possible to the spirit and purpose of the invalid provision.

12.	Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one document. Facsimile execution shall be deemed originals.

13.	Entire Agreement. This Agreement constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior oral or written agreements, representations or warranties between the parties other than those set forth herein or herein provided for.

14.	Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the permitted successors and assigns, heirs, executors, and administrators of the parties hereto.

15.	Amendment and Waiver. No modification or waiver of any provision of this Agreement shall be binding upon the party against whom it is sought to be enforced, unless specifically set forth in writing signed by an authorized representative of that party. A waiver by any party of any of the terms or conditions of this Agreement in any one instance shall not be deemed or construed to be a waiver of such terms or conditions for the future, or of any subsequent breach thereof. The failure by any party hereto at any time to enforce any of the provisions of this Agreement, or to require at any time performance of any of the provisions hereof, shall in no way to be construed to be a waiver of such provisions or to affect either the validity of this Agreement or the right of any party to thereafter enforce each and every provision of this Agreement.

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed on its behalf, in its corporate name, by its duly authorized officer as an instrument under seal, as of the day and year first above written.

Lender:

Full Yick International Ltd

_______________________________

Director

Yin Ling WAN

Borrower:

AJIA Innogroup Holdings, LTD

______________________________

Director

Zhi Qiang LIANG